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EXHIBIT 99

CONSOLIDATED FINANCIAL INFORMATION OF ADC TELECOMMUNICATIONS, INC.

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

    ADC Telecommunications, Inc. ("ADC") offers a broad range of network equipment, software and integration services for broadband, multiservice networks that deliver Internet/data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. ADC's broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media.

    Telephone companies, cable television operators, Internet/data service providers, wireless service providers and other communications service providers are building the broadband infrastructure required to offer high-speed Internet access and data, video, telephony and other interactive multimedia services to residential and business customers. Broader network bandwidths are continually required for these services, and ADC's product offerings and development efforts are focused on increasing the speed and efficiency of communications networks from the service providers' offices through the network equipment that connects to end users' residences and businesses.

    ADC offers network equipment, software and integration services within the following three product groups: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions.

    Broadband Connectivity products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The group also supplies fiber-optic and wireless components. These products are used globally in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks. Broadband Connectivity products provide the physical contact points for connecting different communications system components and gaining access to communications system circuits for the purpose of installing, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing such circuits within the central office and the "last mile/kilometer" portion of communications networks. Fiber-optic components include phase masks, tunable lasers, pump lasers, connectors, isolators, circulators, collimators, couplers, splitters, and dense wavelength division multiplexing (DWDM) devices. Wireless components include coverage enhancement products, tower top amplifiers and RF filters. Broadband Connectivity products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments, system integrators and communications equipment manufacturers and distributors.

    Broadband Access and Transport products include access and transport systems that deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. These products are used globally to deliver Internet/data, video and voice services to residential and business customers. Generally, these products are aimed at upgrading service providers' networks to broadband capabilities, while also introducing new service delivery functionality and cost effectiveness into the networks. Broadband Access and Transport products are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, enterprises, governments and communications equipment distributors.

    The group's transport systems operate between central offices and in the "last mile/kilometer" portion of communications networks and include Soneplex®, HiGain®, Cellworx®, Avidia®, Axity™, Homeworx™, Optiworx™, DV6000™, BroadAccess™, and ServicePoint™ systems. The Soneplex and HiGain systems deliver T1-based services over copper or fiber facilities. The Avidia system is a next generation digital subscriber line access multiplexer (DSLAM). As the industry's first global ATM Virtual Path transport element, the Cellworx system offers bandwidth-efficient, multiservice delivery of Internet/data, video and voice services, allocates only the bandwidth needed per service type and extends communications services over fiber-optic and copper (using xDSL technologies) facilities to businesses and residences. The Axity broadband wireless system delivers high-speed Internet/data, video and voice services. The Homeworx system enables cable television operators to transport high-speed digital signals for two-way Internet/data, video and voice services. ADC also provides the Optiworx family of fiber-optic transmitter and node products, along with coaxial amplifiers that cable television operators use to upgrade their networks to broader bandwidths for digital Internet/data, video, and voice services. The DV6000 system transmits a variety of signal types using a high-speed, uncompressed digital format over fiber facilities, and is used in the long haul portions of cable television, broadcast and interactive video networks, including distance learning, government and campus networks. The BroadAccess digital loop carrier system is used to deliver Internet/data and voice services. ServicePoint is a broadband network access platform that facilitates service delivery through monitoring and control of the application layer.

    The group's access systems include both customer located devices (which are part of the service provider's network) and customer premise devices (which are owned by the service provider's business customer) that can work alone or in conjunction with one of ADC's transport systems or with other vendors' transport systems. These devices include data service units (DSUs), channel service units (CSUs), T1/E1 multiplexers, T3/E3 multiplexers, integrated access devices (offering a wide variety of Internet/data, video and voice interfaces), MPEG video products and ATM access concentrators.

    Integrated Solutions products and services consist of systems integration services, operations support systems (OSS) software and enhanced services/intelligent network software that position service providers to deliver broadband, multiservice communications over wireline and wireless networks. Systems integration is used to design, equip and build communications networks and OSS applications that deliver Internet/data, video and voice services to residences and businesses. OSS software includes the Singularit.e™ suite of software products and services including the Singl.eView™ line of communications billing and customer care software and the Metrica® line of network performance and service level assurance software. Enhanced services/intelligent network software includes the NewNet® line of Signaling System 7 (SS7), intelligent network, wireless messaging and provisioning, Communications Assistance to Law Enforcement Act (CALEA) and Internet applications software. With the acquisition of Centigram, enhanced services/software also includes the unified communications internet-enabled call management and wireless access protocol (WAP)-based messaging solutions. Integrated Solutions products and services are sold to local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers and communications equipment manufacturers.

    With the growth of multimedia applications and the related development of enhanced Internet/data, video and voice services, ADC's product offerings and research and development efforts have increasingly focused on emerging technologies and network equipment, software and integration service offerings for broadband communications applications. The market for broadband communications network equipment, software and integration services is evolving and rapidly changing. ADC's growth is dependent in part on its ability to successfully develop and commercially introduce new products in each of its product groups and is also dependent on the growth of the market. The growth in the market for such broadband communications products and services is dependent on a number of factors, including the amount of capital expenditures by communications service providers, regulatory and legal developments, changes to capital expenditure rates by communications service providers (which could result from the ongoing consolidation of customers in the market as well as the addition of new customer entrants to the market) and end-user demands for integrated Internet/data, video, voice and other communications services. There can be no assurance that ADC's new or enhanced products and services will meet with market acceptance or be profitable.

RESULTS OF OPERATIONS

    ADC's operating results may fluctuate significantly from quarter to quarter due to several factors. ADC is growing through acquisition and expansion, and results of operations described in this report may not be indicative of results to be achieved in future periods. ADC's expense levels are based in part on management's expectations of future revenues. Although management has and will continue to take measures to adjust expense levels, if revenue levels in a particular period fluctuate, operating results may be affected adversely. In addition, ADC's results of operations are subject to seasonal factors. ADC historically has experienced a stronger demand for its products in the fourth fiscal quarter, primarily as a result of customer budget cycles and ADC's fiscal year-end incentives, and has experienced a weaker demand for its products in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. There can be no assurance that these historical seasonal trends will continue in the future. As used in this report, the years 1997, 1998, and 1999 refer to ADC's fiscal years ended October 31, 1997, 1998, and 1999, respectively, and 2000 refers to ADC's fiscal year ending October 31, 2000.

    On October 8, 1999, ADC completed the acquisition of Saville Systems, PLC. The acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of Saville Systems, PLC as part of the Integrated Solutions Group.

    On June 28, 2000, ADC completed the acquisition of PairGain Technologies, Inc. The acquisition was accounted for using the pooling-of-interests method of accounting. Accordingly, all years have been restated to include the operations and balances of PairGain Technologies, Inc. as part of the Broadband Access and Transport Group.

    The percentage relationships to net sales of certain income and expense items for the three years ended October 31, 1999 and the percentage changes in these income and expense items between years are contained in the following table:

				Percentage Increase (Decrease) Between Periods
	Percentage of Net Sales
				1999 vs. 1998	1998 vs.1997
	1999	1998	1997
Net Sales	100%	100%	100.0%	17.6%	17.8%
Cost of Product Sold	(53.4)	(51.7)	(51.8)	21.4	17.6

Gross Profit	46.6	48.3	48.2	13.4	18.1
Expenses:
Research and development	(11.1)	(10.8)	(10.6)	21.0	19. 5
Selling and administration	(20.5)	(19.2)	(18.1)	25.7	24.7
Goodwill amortization	(1.0)	(0.7)	(0.6)	77.4	25.3
Non-recurring charges	(6.9)	(0.5)	(1.6)	1,525.0	(63.8)

Operating Income	7.1	17.1	17.3	(51.6)	17.6
Other Income (Expense), Net:
Interest	0.6	0.9	1.0	(21.3)	7.4
Other	(0.6)	(0.2)	(0.3)	121.7	72.7

Income Before Income Taxes	7.1	17.8	18.0	(53.3)	16.3
Provision for Income Taxes	(2.9)	(6.1)	(6.4)	(44.9)	12.9

Net Income	4.2%	11.7%	11.6%	(57.8)%	18.2%

    Net Sales:  Net sales were $2.15 billion, $1.83 billion and $1.55 billion for 1999, 1998 and 1997, respectively, reflecting 17.6%, 17.8% and 42.9% increases, respectively, over the prior years. International sales comprised 23.2%, 21.4% and 20.5% of ADC's sales for 1999, 1998 and 1997, respectively. The following table sets forth ADC's net sales for the years ended October 31, 1999 and 1998 for each of ADC's functional product groups described above (dollars in millions):

	1999		1998		1997
Product Group	Net Sales	%	Net Sales	%	Net Sales	%
Broadband Connectivity	$912.4	42.4	649.8	35.5%	$542.3	34.9%
Broadband Access and Transport	856.8	39.8	827.7	45.2	786.1	50.6
Integrated Solutions	382.6	17.8	353.0	19.3	225.4	14.5

Total	$2,151.8	100.0%	$1,830.5	100.0%	$1,553.8	100.0%

    During 1999, 1998 and 1997, net sales of Broadband Connectivity products increased by 40.4%, 19.8% and 36.8%, respectively. This growth reflects continued strong global demand for ADC's copper- and fiber-connectivity systems. In addition, sales of fiber-optic components more than doubled in 1999 compared to 1998. Broadband Connectivity's sales have grown in recent years and now represent approximately half of ADC's net sales. ADC expects that future sales of Broadband Connectivity products will continue to account for a substantial portion of its net sales, although these products may decline as a percentage of total revenues due to the ongoing evolution of technologies in the marketplace.

    During 1999, 1998 and 1997, net sales of Broadband Access and Transport products increased by 3.5%, 5.3% and 32.7%, respectively. This growth is primarily the result of business acquisitions, higher sales of telephone transport systems and ATM access products, and the emerging sales of Homeworx cable telephony systems, but is partially offset by lower sales of other access products.

    During 1999, 1998 and 1997, net sales of Integrated Solutions products increased 8.4%, 56.6% and 127.9%, respectively. The increase was generated primarily by growth in systems integration services and software sales, but was partially offset in 1999 by lower sales of Saville Systems software products and the discontinuance of low-margin consulting services. Sales of systems integration services in 1998 were also favorable as a result of a business acquisition.

    Gross Profit:  During 1999, 1998 and 1997, gross profit percentages were 46.6%, 48.3% and 48.2%, respectively. The decrease in 1999 was primarily the result of a lower gross profit percentage at Saville Systems due to lower sales of older generation software products during the introduction of next-generation software products. ADC anticipates that its future gross profit percentage will continue to be affected by many factors, including product mix, the timing of new product introductions and manufacturing volume.

    Operating Expenses:  Total operating expenses for 1999, 1998 and 1997 were $851.2 million, $570.0 million and $481.8 million, respectively, representing 39.6%, 31.1% and 31.0% of net sales, respectively. Non-recurring charges of $149.0 million, $9.2 million and $25.3 million are included in the results for 1999, 1998 and 1997, respectively. Excluding non-recurring charges, operating expenses would have represented 32.6%, 30.6% and 29.4% of net sales, respectively. The non-recurring charge in 1999 related to the write-off of purchased in-process research and development costs resulting from the acquisitions of Teledata Communications, Hadax Electronics, Phasor Electronics, Spectracom and Pathway, together with costs for the strategic restructuring of the former Wireless Systems Group, consolidation of Broadband Access and Transport manufacturing, and costs directly related to the acquisition of Saville Systems. The increase in operating expenses was primarily driven by costs associated with acquired companies, as well as expanded operations necessary to support higher business volumes.

    Research and development expenses were $238.2 million, $196.9 million and $164.8 million for 1999, 1998 and 1997, respectively, representing 11.1%, 10.8% and 10.6% of net sales, respectively. The dollar increases are primarily due to new product initiatives and business acquisitions. ADC believes that, given the competitive environment and rapidly changing technology in the communications equipment industry, continued commitment to product development efforts will be required for ADC to remain competitive. Accordingly, ADC intends to continue to allocate substantial resources to product development for each of its product groups. However, ADC recognizes the need to balance the cost of product development with expense controls, and remains committed to carefully managing the rate of increase of such expenses.

    Selling and administration expenses were $441.7 million, $351.4 million and $281.7 million for 1999, 1998 and 1997, respectively, representing 20.5%, 19.2% and 18.1% of net sales, respectively. These increases primarily reflect the activities of acquired companies, incentives associated with selling activities and additional personnel related to expanded operations.

    Several of ADC's acquisitions have been accounted for as purchase transactions in which the initial purchase price exceeded the fair value of the acquired assets. As a result of ADC's acquisition activity, goodwill amortization increased to $22.2 million in 1999, compared to $12.5 million and $10.0 million for 1998 and 1997, respectively.

    ADC identifies projects that do not have technological feasibility or other uses at the time of acquisition and records expense at the time of acquisition for these in-process research and development projects. Acquired in-process research and development expenses aggregating $88.6 million in 1999 were associated with the purchase acquisitions described in Note 5 to the Consolidated Financial Statements. Appraisals for each acquired in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project will ultimately succeed. The most significant components of acquired in-process research and development were $47.5 million associated with optical components, which are used in fiber amplifiers, under development at Spectracom, and $23.6 million associated with products which enhance speed and capacity of digital loop networks, under development at Teledata Communications. Upon acquisition, the acquired Spectracom optical components were estimated to be 69% complete, and the acquired Teledata Communications products under development were estimated to be 65% complete. ADC estimates that the Spectracom and Teledata Communications projects will require an additional $40 million and $15 million, respectively, of research and development expenses to complete these technologies.

    Other Income (Expense), Net:  For 1999, 1998 and 1997, interest income was $21.3 million, $18.2 million and $16.6 million, respectively. For 1999, 1998 and 1997, interest expense was $7.6 million, $0.8 million and $0.5 million, respectively. The year-over-year changes reflect the use of debt to finance acquisitions.

    The remaining other income (expense) represents the gain or loss on foreign exchange transactions, the sale of fixed assets and activity associated with investments.

    Income Taxes:  The effective income tax rate for 1999, 1998 and 1997 was significantly affected by non-tax deductible acquisition costs and purchased in-process research and development charges. These expenses are associated with the acquisitions made during the current year. In addition, the marginal tax rate of 37% was applied to restructuring expenses. Excluding the impact of the benefits associated with non-recurring charges, the effective income tax rate was 30%, 33% and 36% for 1999, 1998 and 1997, respectively.

    Net Income:  Net income was $90.1 million (or $0.13 per diluted share) for 1999, compared to $213.3 million (or $0.32 per diluted share) for 1998, and $180.4 million (or $0.28 per diluted share) for 1997. Excluding $117.9 million, $8.3 million and $16.2 million net-of-tax, non-recurring charges in 1999,

1998 and 1997, respectively, net income would have been $208.0 million, $221.6 million and $196.6 million, respectively, and diluted earnings per common share would have been $0.31, $0.33 and $0.30, respectively. Non-recurring charges are discussed in Note 9 to the Consolidated Financial Statements.

SEGMENT DISCLOSURES

Broadband Connectivity Segment

    Broadband Connectivity products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The group also supplies fiber-optic and wireless components. These products are used globally in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks.

	For the Years Ended October 31
	1999	1998	1997
	(Dollars in Thousands)
External Sales	$912,445	$649,734	$542,346
Operating Income	336,388	192,585	169,227
Depreciation and Amortization	26,418	24,797	16,292
Capital Expenditures	50,484	44,906	61,819

	At October 31
	1999	1998	1997
Assets	397,430	303,489	259,630

    Broadband Connectivity sales increased $262.7 million, or 40.4%, in 1999 compared to 1998 due primarily to increased demand for copper- and fiber-connectivity systems. In addition, sales of fiber-optic components more than doubled in 1999 compared to 1998. In 1998, sales increased $107.4 million, or 19.8%. Strong worldwide growth in Broadband Connectivity systems continues as a result of growth in Internet/data traffic and digital services, which are creating demand for broader bandwidth connections, and the growth of new service providers, which are creating demand for connectivity to new and existing communications networks.

    During 1999, operating income for the Broadband Connectivity segment increased $143.8 million, or 74.7%. Expenses were controlled despite the growth in business volume. Efficiencies have been gained through improvements made in cost structures.

    For 1999 and 1998, depreciation increased $1.6 million and $8.5 million, respectively. The increases are due to the construction of manufacturing facilities in Shakopee, Minnesota and Juarez, Mexico.

    Capital expenditures increased $5.6 million, or 12.4%, and decreased $16.9 million, or 27.3%, in 1999 and 1998, respectively. Capital spending increased in 1999 primarily due to the expansion of manufacturing facilities as a result of increases in product demand. The decrease in capital spending activity in 1998 was caused primarily by the completion of the Shakopee, Minnesota and Juarez, Mexico manufacturing facilities in 1998. The majority of the spending for these facilities occurred in 1997. Subsequent expansions to these facilities were in process or completed during 1999.

Broadband Access and Transport Segment

    Broadband Access and Transport offerings enable service providers to deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. These products are used globally to deliver Internet/data, video and voice services to residential and business customers. This segment also includes the results of PairGain

Technologies, Inc., which was acquired in June 2000 and accounted for using the pooling-of-interests method, resulting in the restatement of financial results for all years.

	For the Years Ended October 31
	1999	1998	1997
	(Dollars in Thousands)
External Sales	$856,811	$827,744	$786,077
Operating Profit (Loss)	(31,354)	68,611	85,872
Depreciation and Amortization	38,970	30,377	25,509
Capital Expenditures	35,941	41,105	40,154

	At October 31
	1999	1998	1997
Assets	743,968	627,269	532,122

    Broadband Access and Transport sales increased $29.1 million, or 3.5%, in 1999 compared to 1998 due primarily to business acquisitions (mainly Teledata Communications) and higher sales of telephone transport systems and ATM access products. This growth was partially offset by lower demand for other access products. In 1998, sales increased $41.7 million, or 5.3%. For 1998, sales growth was due to higher sales of telephone transport systems and the rollout of Homeworx cable telephony systems in the United States, but was partially offset by lower sales of access products. Broadband Access and Transport products are aimed at upgrading service providers' networks to broadband capabilities, while also introducing new service delivery functionality and cost effectiveness into these networks.

    In 1999, the Broadband Access and Transport segment reported an operating loss of $31.4 million, after reporting operating income of $68.6 million in 1998. The segment experienced declining profitability due to increased research and development and selling/marketing expenses for the development and marketing of new products, combined with slower than expected shipments of new products during 1999.

    Depreciation and amortization increased $8.6 million, or 28.3%, compared to 1998, due primarily to the acquisition of Teledata Communications. For 1998, depreciation and amortization increased $4.9 million, or 19.1%.

    This segment's capital additions for 1999 were $35.9 million, a decrease of $5.2 million, or 12.6%, compared to 1998. Expenditures for software upgrades decreased in 1999 because the majority of software upgrades occurred in 1998 and 1997. Attention was focused on streamlining the cost of operations in 1999 and, as a result, less capital was spent on expansions. During the fourth quarter of 1999, ADC announced a consolidation of the segment's manufacturing operations to improve cost efficiency. Asset increases during 1999 are mainly attributable to the acquisition of Teledata Communications.

Integrated Solutions Segment

    Integrated Solutions products and services consist of systems integration services, OSS software and enhanced services/intelligent network software that positions service providers to deliver broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet/data, video and voice services to residences and businesses. This segment also includes the results of Saville Systems, which was acquired in October 1999 and accounted for using the pooling-of-interests method, resulting in the restatement of financial results for all years.

	For the Years Ended October 31
	1999	1998	1997
	(Dollars in Thousands)
External Sales	$382,566	$353,005	$225,397
Operating Profit	24,691	51,381	45,754
Depreciation and Amortization	10,353	4,668	1,965
Capital Expenditures	19,069	9,992	12,802

	At October 31
	1999	1998	1997
Assets	280,774	194,828	112,502

    Integrated Solutions sales increased $29.6 million, or 8.4%, in 1999 compared to 1998 due primarily to increases in sales generated by systems integration services, but this increase was partially offset by lower sales of Saville Systems software products and the discontinuance of low-margin consulting services. The 56.6% increase in 1998 sales was attributable to an approximately 56% increase in sales for both systems integration services and software products. Sales of systems integration services in 1998 were also favorable as a result of the acquisition of W.E. Tech, Inc. The growth in systems integration services is a result of a broad range of service providers building and upgrading networks that offer integrated Internet/data, video and voice services. Service providers select ADC's systems integration services for consulting, engineering, installation, software and system support, and activation of broadband, multiservice communications networks for growth, flexibility and rapid deployment. Service providers also are purchasing OSS software and enhanced services/intelligent network software to generate, deliver and manage multiple communications services delivered to residential and business customers.

    During 1999, operating income for the Integrated Solutions segment decreased $26.7 million, or 51.9%. The decrease was primarily due to Saville Systems generating lower sales of older generation software products during the introduction of next-generation software products.

    Depreciation and amortization increased $5.7 million from 1998 to $10.4 million in 1999. Implementation of new software systems in 1998 and 1999 contributed to this overall increase.

    During 1999, capital expenditures increased by $9.1 million, or 90.8%. The increase is due to expansion of operations and implementation of software systems.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents, primarily short-term investments in commercial paper with maturities of less than 90 days, decreased $229.9 million, increased $182.8 million and increased $11.1 million during 1999, 1998 and 1997, respectively. The major cause of the 1999 decrease was related to acquisitions. To prepare for the acquisition of Teledata Communications, ADC borrowed $200.0 million late in 1998, resulting in a $460.0 million temporary cash balance at year-end. During 1999, $326.5 million of cash generated from operations allowed ADC to reduce its notes payable from $205.8 million to $47.9 million. Compared to 1998, ADC generated substantially greater cash from operations in 1999 as a result of improved sales, as discussed in "Results of Operations" above, and improved management of working capital.

    During 1998, ADC purchased an investment in Efficient Networks, Inc. The initial investment was $5.0 million, representing a 5.3% ownership position. During the third quarter of fiscal 1999, Efficient Networks completed an initial public offering of its common stock, which caused a valuation adjustment in ADC's investment. At October 31, 1999, ADC carried the investment at a market value of $93.1 million.

    Subsequent to year end, Siara Systems, in which ADC has a 7.3% ownership interest, agreed to be acquired by Redback Networks, Inc. in a stock for stock transaction valued at approximately $4.3 billion. ADC's initial investment in Siara Systems was $3.5 million. Upon consummation of the acquisition of Siara Systems by Redback Networks, ADC's investment was marked-to-market through earnings in the second quarter of fiscal year 2000 and reflected on the balance sheet at the market value of the Redback shares. Total gain recognized on the conversion of these shares was $722.6 million.

    During 2000, several companies, which ADC invests in, completed initial public offerings of their common stock, causing significant valuation adjustments of ADC's investment in those companies. ADC has recorded these adjustments in 2000 as a component of Shareowners' Investment in accordance with FAS 115. As such, these investments have been marked-to-market through the balance sheet.

    At October 31, 1999, ADC had a $340 million five-year revolving credit facility, which is available for general corporate purposes. Under this five-year revolving credit facility, borrowings carry an initial interest rate equal to the commercial paper rate plus 25 basis points.

    ADC believes that its current cash and investments, cash generated from operating activities, and available credit facilities will be adequate to fund its working capital requirements and planned capital expenditures for 2000. However, ADC may find it necessary to seek additional sources of financing to support its capital needs, for additional working capital, potential investments or acquisitions or otherwise.

EURO CONVERSION

    On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the Euro as their new common legal currency. Beginning on such date, the Euro began trading on currency exchanges while the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the Euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce Euro hard currency and withdraw all legacy currencies.

    The Euro conversion may affect cross-border competition by creating cross-border price transparency. ADC is assessing its pricing and marketing strategy in order to ensure that ADC remains competitive in a broader European market. ADC is also modifying its information technology systems to permit transactions to take place in both the legacy currencies and the Euro and provide for the eventual elimination of the legacy currencies. In addition, ADC is reviewing whether certain existing contracts will need to be modified. ADC's currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro. ADC will continue to evaluate issues involving introduction of the Euro. Based on current information and assessments, ADC does not expect that the Euro conversion will have a material adverse effect on its business, results of operations or financial condition.

RISK MANAGEMENT

    ADC is exposed to market risk from changes in foreign currency exchange rates, which could impact ADC's results of operations and financial condition. To a limited extent, ADC manages its exposure to these market risks through the use of short-term foreign currency forward contracts. ADC has historically hedged accounts receivable in foreign currencies, but in 1999 entered into a limited number of contracts to hedge anticipated transactions. See Note 10 to the Consolidated Financial Statements included in this report. ADC uses forward contracts as risk management tools and not for speculative purposes. While ADC manages exposure to foreign currency fluctuations relating to customer transactions, the decline in the value of currencies may adversely affect future product sales because ADC's products may become more expensive for customers to purchase in their local currency.

    ADC owns approximately 2 million shares of Efficient Networks, Inc. (EFNT) common stock. With EFNT's recent public offering in July 1999 and subsequent changes to the fair value of EFNT's stock, ADC has recorded an $87 million unrealized gain, $54.8 million net of income tax effects, in shareowners' investment as of October 31, 1999. Assuming an immediate decrease of 20% of EFNT's stock price, the hypothetical reduction in shareowners' investment related to these holdings is estimated to be $11.6 million (net of income tax effects), or 0.9% of total shareowners' investment, as of October 31, 1999.

QUARTERLY STOCK PRICE

    ADC's Common Stock, $0.20 par value, is traded on The NASDAQ Stock Market under the symbol "ADCT". The following table sets forth the high and low sales prices for each quarter during the years ended October 31, 1999 and 1998, as reported on that market.

	1999		1998
	High	Low	High	Low
First Quarter	$10.29	$5.82	$10.91	$4.19
Second Quarter	13.07	8.91	8.04	4.91
Third Quarter	13.41	9.91	9.43	6.66
Fourth Quarter	12.05	8.60	8.71	3.94

    No cash dividends have been declared or paid during the past five years. ADC currently anticipates that it will retain any future earnings for use in business and does not anticipate paying any cash dividends in the foreseeable future. As of October 31, 1999 there were approximately 6,918 holders of record of ADC's Common Stock. The stock prices have been restated to reflect ADC's 2 for 1 stock splits effected in the form of common stock dividends distributed on February 15, 2000 and July 17, 2000.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

    The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent ADC's expectations or beliefs concerning future events, including the following: any statements regarding future sales, profit percentages and other results of operations, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of ADC's cash balances and cash generated from operating and financing activities for ADC's future liquidity and capital resource needs, any statements regarding the effect of regulatory changes and any statements regarding the future of the communications equipment industry on ADC's business. ADC cautions that any forward-looking statements made by ADC in this report or in other announcements made by ADC are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the factors set forth on Exhibit 99-a to ADC's Form 10-K for the fiscal year ended October 31, 1999.

RISK FACTORS

Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

    The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' changing demands.

    In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be affected in a material adverse way.

The market for communications equipment products and services is rapidly changing.

    In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet/data, video and voice services, our recent product offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and integration service offerings for communications equipment applications. The market for communications equipment network equipment, software and integration services is rapidly changing. Our future growth is dependent in part on our ability to successfully develop and commercially introduce new products for this market.

    Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

  •
  the amount of capital expenditures by network providers;

  •
  regulatory and legal developments;

  •
  changes to capital expenditure rates by network providers due to consolidation among our customers;

  •
  the addition of new customers to the market; and

  •
  end-user demand for integrated Internet/data, video, voice, and other network services.

    We cannot predict whether the market for communications equipment products and services will develop rapidly. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, operating results and financial condition.

Our industry is highly competitive.

    Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks and recent regulatory changes. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, and our delivery and service capabilities. We anticipate increasing pricing pressures from current and future competitors. Many of our foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we have. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors.

    In addition, we believe that technological change, the increasing addition of Internet/data, video, voice, and other services to networks, continuing regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes is difficult to predict at this time. Increased competition could lead to price cuts, reduced gross margins and loss of market share, which may seriously harm our business, operating results and financial condition.

Our operating results fluctuate significantly.

    Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

  •
  the volume and timing of orders from and shipments to major customers;

  •
  the timing of and the ability to obtain new customer contracts;

  •
  the timing of new product and service announcements;

  •
  the availability of products and services;

  •
  the overall level of capital expenditures by public network providers;

  •
  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell; and

  •
  the availability and cost of key components.

    Competition may also be affected by consolidation among communications equipment providers. We are growing through acquisition and expansion, and our recent results of operations may not be a good predictor of our results in future periods. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be adversely affected. In addition, our results of operations are also subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter, primarily as a result of our year-end incentives and customer budget cycles. We have experienced weaker demand for our products and services in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if historical seasonal trends will continue in the future.

The regulatory environment in which we operate is changing.

    The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of our domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other customers of ours, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. While we believe that these changes could increase our opportunities to provide solutions for our customers' Internet/data, video and voice needs, this result is dependent on the reaction of our existing and prospective customers to these new regulatory trends. The full impact of these regulatory changes on the market for our products is difficult to predict; however, competition in our markets could intensify as a result of the changes in regulation. Changes in current or future laws or regulations in the United States or elsewhere could adversely affect our business.

Conditions in international markets could affect our operations.

    Our international sales accounted for approximately 23.2% of our net sales in fiscal 1999, 21.4% of our net sales in fiscal 1998 and 20.5% of our net sales in fiscal 1997. We expect international sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Argentina, Australia, Austria, Canada, China, Denmark, Finland, Ireland, Israel, Mexico, Sweden and the United Kingdom. Due to our international sales and our international manufacturing and software development operations, we are subject to the risks of conducting business internationally. These risks include:

  •
  local economic and market conditions;

  •
  political and economic instability;

  •
  unexpected changes in or impositions of legislative or regulatory requirements;

  •
  fluctuations in the exchange rate of the U.S. dollar;

  •
  tariffs and other barriers and restrictions;

  •
  longer payment cycles;

  •
  difficulties in enforcing intellectual property and contract rights;

  •
  greater difficulty in accounts receivable collection;

  •
  potentially adverse taxes; and

  •
  the burdens of complying with a variety of foreign laws and telecommunications standards.

    We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many international markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be adversely affected by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could have a negative impact on our results of operations. Potential turmoil in the Middle East could also negatively impact our results of operations for our ADC Teledata Communications, Ltd. subsidiary, located in Herzliya, Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be adversely impacted by these economic conditions. These factors may materially and adversely affect our business and operating results in the future.

We may face higher costs associated with protecting our intellectual property.

    Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, copyrights and trade secrets, our future success will depend upon product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently.

    As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we are infringing third-party patents or other proprietary rights. We cannot predict that we will prevail in any litigation over third-party claims, or that we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments, or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business and operating results could be adversely affected.

We may be unable to identify or complete suitable acquisitions and investments.

    We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

Our stock price may be volatile.

    Based on the trading history of our common stock, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. These factors include:

  •
  announcements of new products and services by us or our competitors;

  •
  quarterly fluctuations in our financial results or the financial results of our competitors;

  •
  customer contract awards;

  •
  increased competition;

  •
  disputes concerning intellectual property rights;

  •
  developments in telecommunications regulations;

  •
  general conditions in the communications equipment industry; and

  •
  general economic conditions.

    In addition, communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

We are dependent upon key personnel.

    Like all high technology companies, our success is highly dependent on the efforts and abilities of our senior management and other qualified employees. Our ability to attract, retain and motivate skilled employees and other senior management personnel is critical to our continued growth. The competition for qualified employees, particularly engineers, programmers and systems analysts, has been and will likely continue to be intense. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own operations personnel with personnel from acquired entities who are necessary to the continued success or successful integration of the acquired businesses.

We do not pay cash dividends on our common stock.

    We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ADC Telecommunications, Inc.:

    We have audited the accompanying consolidated balance sheets of ADC Telecommunications, Inc. and Subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of income, shareowners' investment and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADC Telecommunications, Inc. as of October 31, 1999 and 1998, and the results of their operations and their cash flows for the three years then ended October 31, 1999 in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
September 29, 2000

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED OCTOBER 31

(In Thousands, Except Earnings Per Share)

	1999	1998	1997
Net Sales	$2,151,822	$1,830,483	$1,553,820
Cost of Product Sold	1,148,446	945,963	804,564

Gross Profit	1,003,376	884,520	749,256

Expenses:
Research and development	238,205	196,877	164,766
Selling and administration	441,739	351,401	281,725
Goodwill amortization	22,249	12,543	10,013
Non-recurring charges	148,977	9,168	25,342

Total expenses	851,170	569,989	481,846

Operating Income	152,206	314,531	267,410
Other Income (Expense), Net	(305)	11,061	12,516

Income before Income Taxes	151,901	325,592	279,926
Provision for Income Taxes	61,843	112,314	99,515

Net Income	$90,058	$213,278	$180,411

Earnings per Share—Basic	$0.14	$0.33	$0.28

Earnings per Share—Diluted	$0.13	$0.32	$0.28

Average Common Shares Outstanding—Basic	659,059	652,801	637,784

Average Common Shares Outstanding—Diluted	677,350	667,618	654,738

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 31

(In Thousands)

	1999	1998
ASSETS
Current Assets:
Cash and cash equivalents	$230,045	$459,955
Short-term investments	255,543	149,503
Accounts receivable, net of reserves of $9,714 and $8,587	467,964	431,762
Inventories, net of reserves of $37,385 and $22,516	284,167	210,084
Prepaid and other current assets	81,699	54,780

Total current assets	1,319,418	1,306,084
Property and Equipment, Net	338,588	288,722
Other Assets, Principally Goodwill	339,604	195,946

	$1,997,610	$1,790,752

LIABILITIES AND SHAREOWNERS' INVESTMENT
Current Liabilities:
Accounts payable	$130,480	$78,883
Accrued liabilities	235,759	130,822
Accrued and deferred income taxes	41,919	49,739
Note payable and current maturities of long-term debt	35,185	201,851

Total current liabilities	443,343	461,295
Long-Term Debt, Less Current Maturities	12,759	3,952

Total liabilities	456,102	465,247

Shareowners' Investment:
Common stock, $0.20 par value; authorized 1,200,000 shares; issued and outstanding 662,423 and 655,584 shares	132,485	131,116
Paid-in capital	453,570	375,374
Retained earnings	914,663	830,996
Accumulated other comprehensive income (loss)	41,877	(10,547)
Deferred compensation	(1,087)	(1,434)

Total shareowners' investment	1,541,508	1,325,505

	$1,997,610	$1,790,752

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREOWNERS' INVESTMENT
(In Thousands)

	Common Stock					Accumulated Other Comprehensive Income
			Paid-in Capital	Retained Earnings	Deferred Compensation		Comprehensive Income (Loss)
	Shares	Amount
Balance, October 31, 1996	630,244	$126,049	$263,237	$434,001	$(1,840)	$230	—
Net income	—	—	—	180,411	—	—	$180,411
Exercise of common stock options and warrants	2,312	462	6,989	—	—	—	—
Stock issued for business acquisitions	8,956	1,791	13,723	3,306	—	—	—
Stock issued for employee benefit plans	5,584	1,117	19,302	—	(1,025)	—	—
Reduction of deferred compensation	44	9	—	—	2,067	—	—
Reduction in minority interest	—	—	189	—	—	—	—
Tax benefits from exercise of common stock options	—	—	22,114	—	—	—	—
Translation adjustments	—	—	—	—	—	(5,522)	(5,522)
Unrealized gain on securities, net of deferred taxes of $6	—	—	—	—	—	11	11

Balance, October 31, 1997	647,140	$129,428	$325,554	$617,718	$(798)	$(5,281)	$174,900

Net income	—	—	—	213,278	—	—	$213,278
Exercise of common stock options and warrants	1,656	331	4,190	—	—	—	—
Stock issued for business acquisition	648	130	15,456	—	(1,691)	—	—
Stock issued for employee benefit plans	7,044	1,408	32,707	—	—	—	—
Reduction of deferred compensation	—	—	—	—	1,055	—	—
Reduction in minority interest	—	—	5	—	—	—	—
Tax benefits from exercise of common stock options	—	—	5,287	—	—	—	—
Shares acquired through share repurchase plan	(904)	(181)	(7,825)	—	—	—	—
Translation adjustments	—	—	—	—	—	(5,551)	(5,551)
Unrealized gain on securities, net of deferred taxes of $167	—	—	—	—	—	285	285

Balance, October 31, 1998	655,584	$131,116	$375,374	$830,996	$(1,434)	$(10,547)	$208,012

Net income	—	—	—	90,058	—	—	$90,058
Exercise of common stock options and warrants	1,932	386	7,055	—	—	—	—
Adjustment to conform year-end of acquired company	—	—	1,218	(6,391)	172	(171)	—
Stock issued for business acquisitions	1,392	278	9,297	—	(811)	—	—
Stock issued for employee benefit plans	8,340	1,668	56,301	—	—	—	—
Reduction of deferred compensation	—	—	—	—	986	—	—
Tax benefits from exercise of common stock options	—	—	—	—	—	—	—
Translation adjustments and other	—	—	—	—	—	(1,524)	(1,524)
Shares acquired through share repurchase plan	(4,825)	(963)	(6,552)	—	—	—	—
Unrealized gain on securities, net of deferred taxes of $31,800	—	—	—	—	—	54,119	54,119

Balance, October 31, 1999	662,423	$132,485	$453,570	$914,663	$(1,087)	$41,877	$142,653

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED OCTOBER 31

(In Thousands)

	1999	1998	1997
Operating Activities:
Net income	$90,058	$213,278	$180,411
Adjustments to reconcile net income to net cash from operating activities:
Non-recurring charges	148,977	9,168	25,342
Depreciation and amortization	114,314	80,278	59,007
Deferred income tax benefit	(34,897)	(1,276)	(12,452)
Other	690	6,883	1,970
Changes in assets and liabilities:
Accounts receivable	(37,205)	(124,299)	(91,296)
Inventories	(52,243)	(10,774)	(38,830)
Prepaids and other assets	(14,733)	(11,193)	(10,907)
Accounts payable	43,874	1,823	11,458
Accrued liabilities	67,627	9,376	52,099

Total cash from operating activities	326,462	173,264	176,802

Investing Activities:
Property and equipment additions, net	(122,853)	(111,736)	(139,919)
Acquisition payments	(258,752)	(47,082)	(33,917)
Marketable securities and short-term investments, net	(14,082)	(72,526)	(12,325)
Long-term investments and other non-current assets	(25,423)	(1,433)	(923)

Total cash used for investing activities	(421,110)	(232,777)	(187,084)

Financing Activities:
(Decrease) increase in debt	(169,128)	199,607	(4,852)
Common stock sold	47,393	44,532	27,713

Total cash (used for) from financing activities	(121,735)	244,139	22,861
Effect of Exchange Rate Changes on Cash	(2,492)	(1,852)	(1,430)

Effect of Conforming Year End of Acquired Company	(11,035)	—	—

(Decrease) Increase in Cash and Cash Equivalents	(229,910)	182,774	11,149
Cash and Cash Equivalents, Beginning of Period	459,955	277,181	266,032

Cash and Cash Equivalents, End of Period	$230,045	$459,955	$277,181

Supplemental Disclosures:
Income taxes paid	$91,246	$102,270	$70,817
Interest paid	$7,563	$780	$400
Income tax refunds received	$6,094	$2,202	$1,055

The accompanying notes are an integral part of these consolidated financial statements.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

    Principles of Consolidation:  The consolidated financial statements include the accounts of ADC Telecommunications, Inc. (a Minnesota corporation) and all significant subsidiaries in which ADC has more than a 50% equity ownership (collectively, "ADC"). All significant intercompany transactions and balances have been eliminated in consolidation.

    The accompanying consolidated financial statements reflect the June 28, 2000 business combination between ADC and PairGain Technologies, Inc. ("PairGain") accounted for as a pooling-of-interests (See Note 14).

    Cash Equivalents:  Cash equivalents represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

    Short-term Investments:  Short-term investments held by ADC and its subsidiaries are classified as available-for-sale securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as available-for-sale are carried at market value with any unrealized holding gains and losses presented as a component of accumulated other comprehensive income within shareowners' investment.

    Inventories:  Inventories include material, labor and overhead and are stated at the lower of first-in, first-out cost or market.

    Property and Equipment:  Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to thirty years or, in the case of leasehold improvements, over the term of the lease, if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

    Goodwill:  The excess of the cost of acquired businesses over the fair value of the net assets acquired is amortized on a straight-line basis ranging from five to twenty-five years. Management periodically assesses the amortization period and recoverability of the carrying amount of goodwill based upon an estimate of future cash flows from related operations.

    Research and Development Costs:  ADC's policy is to expense all research and development costs in the period incurred.

    Income Taxes:  ADC utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

    Revenue Recognition:  Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized at time of delivery and acceptance, and after consideration of all the terms and conditions of the customer contract.

    Revenue from services consists of fees for systems requirements definition, system design and analysis, customization and installation services, ongoing system management, system enhancements, service bureau processing, facilities management and maintenance fees. Services revenue is recognized as the services are performed, primarily on a time and materials basis and to a lesser extent on a fixed fee basis over the term of the services provided. Revenue from maintenance contracts is recognized ratably over the term of the agreement, generally one year.

    Revenue from the licensing of software rights is recognized at the time of delivery of the product to the customer, provided that ADC has no remaining service obligations, collectibility is considered probable and the fees are fixed and determinable. Where there are service obligations that are essential to the functionality of the software installed, license fees are recorded over the term of the initial customization period.

    Foreign Currency Translation:  ADC converts assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet date and records translation adjustments in shareowners' investment in the balance sheet. Income statements of foreign operations are translated from the operations' functional currency to U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign exchange transaction gains and losses are reported in other income (expense), net.

    Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

    Reclassifications:  Certain prior year amounts have been reclassified to conform with the current year presentation.

(2) Consolidated Income Statement Information

    Other Income (Expense), Net:

	1999	1998	1997
	(In Thousands)
Interest Income	$21,288	$18,203	$16,621
Interest Expense	(7,619)	(838)	(454)
Other expense, net	(13,974)	(6,304)	(3,651)

Total, net	$(305)	$11,061	$12,516

    Comprehensive Income:  On November 1, 1998, the Company adopted SFAS No. 130, "Reporting of Comprehensive Income". The standard requires the display and reporting of comprehensive income, which includes all changes in shareowners' investment with the exception of additional investments by shareowners or distributions to shareowners. During the year ended October 31, 1999, a company in which ADC has an investment completed an initial public offering. Comprehensive income includes the unrealized gain from reporting this investment at fair value. Comprehensive income is reported on the statement of shareowners' investment.

(3) Consolidated Balance Sheet Information

	1999	1998
	(In Thousands)
Inventories:
Purchased materials and manufactured products	$249,620	$188,679
Work-in-process	34,547	21,405

Total	$284,167	$210,084

Property and equipment:
Land and buildings	$125,674	$114,785
Machinery and equipment	462,996	363,959
Furniture and fixtures	72,265	59,824

Total	660,935	538,568
Less accumulated depreciation and amortization	(322,347)	(249,846)

Total, net	$338,588	$288,722

Intangible assets:
Goodwill	$263,141	$185,580
Acquired technology	37,973	5,984
Less accumulated amortization	(64,121)	(44,039)

Total	$236,993	$147,525

Accrued liabilities:
Accrued compensation and benefits	$118,337	$71,640
Other accrued liabilities	117,422	59,182

Total	$235,759	$130,822

(4) Note Payable

    At October 31, 1999, ADC had a $340 million unsecured revolving credit facility for general corporate purposes. Under this five-year credit facility, borrowings carry an initial interest rate equal to the commercial paper interest rate plus 25 basis points. At October 31, 1999, the balance outstanding under this arrangement was $25 million. The revolving credit facility expires on November 24, 2003. This facility requires ADC to maintain certain financial ratios. At October 31, 1999 ADC was in compliance with such requirements.

    ADC also maintains an unsecured line of credit with a bank. The line allows maximum borrowings of $5.0 million, including the issuance of letters of credit and foreign exchange contracts. The line bears interest at the prime rate (8.50% at October 31, 1999). At October 31, 1999, ADC had no outstanding borrowings under this line of credit. The debt agreement specifies certain financial and other covenants. ADC was in compliance with the financial and other covenants at October 31, 1999. The agreement expired May 1, 2000 and was not renewed.

(5) Acquisitions

    Pooling of interests method:  On October 8, 1999 the Company issued 56,384,000 shares of its common stock for all of the outstanding stock of Saville Systems PLC ("Saville"). Saville is a developer and integrator of communications billing and customer care software.

    On June 28, 2000, ADC completed a merger with PairGain by exchanging 63.8 million shares of its common stock for all of the common stock of PairGain. Each share of PairGain was exchanged for 0.86 of a share of ADC common stock. In addition, outstanding PairGain stock options were converted at the same exchange ratio into options to purchase approximately 8.4 million shares of ADC stock.

    The mergers have been accounted for as pooling of interests and accordingly all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Saville and PairGain. There were no material transactions between the companies prior to the merger, and the effects of conforming Saville and PairGain's accounting policies to those of ADC were not material.

    ADC's consolidated financial statements for prior years have been restated to include the results of Saville within the Integrated Solutions business segment and PairGain within the Broadband Access & Transport segment. Net sales and income for the individual entities for fiscal 1999, 1998 and 1997 were as follows (in thousands):

Year ended October 31, 1999	Net Sales	Net Income (Loss)
ADC	$1,771,423	$91,115
Saville	155,524	(3,480)
PairGain	224,875	2,423

Combined	$2,151,822	$90,058

Year ended October 31, 1998	Net Sales	Net Income
ADC (as previously reported)	$1,379,678	$146,727
Saville	167,705	27,052
PairGain	283,100	39,499

Combined	$1,830,483	$213,278

Year ended October 31, 1997	Net Sales	Net Income
ADC (as previously reported)	$1,164,450	$108,837
Saville	107,045	23,937
PairGain	282,325	47,637

Combined	$1,553,820	$180,411

    ADC's restated financial statements for the years ended October 31, 1998 and 1997 include the operations of Saville for the twelve months ended December 31, 1998 and 1997 and the balance sheet as of December 31, 1998. As a result of changing Saville's year-end from December 31 to October 31, an adjustment to retained earnings of $6.4 million was made to conform year-ends. In addition ADC's restated financial statements for the years ended October 31, 1999, 1998 and 1997 include the operations of PairGain for the twelve months ended December 31, 1999, 1998 and 1997 and the balance sheet as of December 31, 1999 and 1998.

    Expenses of $21.4 million incurred in consummating the Saville acquisition were recorded as a non-recurring charge in the fourth quarter of fiscal 1999.

    Purchase Method:  On November 5, 1998 ADC acquired all outstanding common shares of Teledata Communications Ltd. ("Teledata") for $200 million in cash plus stock options valued at $7.9 million. Teledata designs, develops, manufactures, markets and supports advanced wireline and wireless customer access network equipment for telephone companies worldwide. Purchased research and development expenses of $23.6 million were recorded as a non-recurring charge upon completion of the acquisition. Goodwill and other identifiable intangible assets resulting from the acquisition are being amortized over periods ranging from five to fifteen years. Teledata's results have been included in

ADC's results since acquisition. Unaudited pro forma results of operations of ADC and Teledata for the year ended October 31, 1998, after giving effect to certain pro forma adjustments, are as follows (dollars in thousands):

Year ended October 31, 1998
Net Sales	$1,894,069
Net Income	$199,580
Earnings Per Share, Diluted	$0.30

    In addition to the transactions identified above, ADC made several smaller acquisitions during fiscal 1999, 1998 and 1997. A summary of recent significant acquisitions, accounted for by the pooling-of-interests and purchase methods, is as follows:

Company	Date	Transaction Value
		(In Thousands)
Saville Systems PLC(1)	October 1999	$635,000
Pathway, Inc.	July 1999	$9,000
Spectracom, Inc.(2)	May 1999	$60,000
Phasor Electronics	January 1999	$8,200
Hadax Electronics	November 1998	$25,000
BHA Pty Ltd.	April 1998	$20,000
W.E. Tech, Inc.	January 1998	$16,000
NewNet, Inc.(1)	October 1997	$52,500
Apex Group, Inc.(1)	March 1997	$26,000
Wireless Infrastructure Group of PCSI	December 1996	$23,000

(1)
Accounted for as a pooling-of-interests.

(2)
Spectracom acquisition agreement provides for contingent consideration of up to $45 million.

    The inclusion of the above purchase acquisitions for periods prior to the date of acquisition would not have materially affected results of operations, except for Teledata as discussed above. Goodwill associated with these purchase acquisitions is being amortized using the straight-line method over periods ranging from seven to fifteen years.

    ADC identifies projects that do not have technological feasibility of other uses at the time of acquisition and records expense at the time of acquisition for these in-process research and development projects. Acquired in-process research and development expenses aggregating $88.6 million in 1999 were associated with the purchase acquisitions. Appraisals for each acquired in-process technology were determined using the income approach, discounted based on the estimated likelihood that the project will ultimately succeed. The most significant components of acquired in-process research and development were $47.5 million associated with optical components, which are used in fiber amplifiers, under development at Spectracom, and $23.6 million associated with products which enhance speed and capacity of digital loop networks, under development at Teledata. Upon acquisition, the acquired Spectracom optical components were estimated to be 69% complete and the acquired Teledata products under development were estimated to be 65% complete.

    Purchased in-process research and development of $88.6 million in 1999 was associated with the acquisitions of Pathway, Teledata, Phasor Electronics, Hadax Electronics and Spectracom. Non-recurring charges of $9.2 million in 1998 was associated with the acquisitions of BHA Pty Ltd. and interconnect billing software technology. In 1997, $22.7 million of in-process research and development charges were associated with the acquisition of the Wireless Infrastructure Group of Pacific Communications Sciences, Inc.

(6) Employee Benefit Plans

    Retirement Savings Plan:  Substantially all employees are eligible to participate in ADC's Retirement Savings Plan ("the Plan"). ADC matches employee contributions to the Plan up to 6% of wages and depending on ADC performance, may voluntarily make an additional contribution up to 70% on 6% of wages. Employees are fully vested in all contributions. ADC's contributions to the Plan were $13.6, $12.5 million and $8.2 million during 1999, 1998 and 1997, respectively. The Plan's trustee invests a portion of ADC's cash contributions in ADC's common stock.

    Stock Award Plans:  ADC maintains a Stock Incentive Plan to grant certain stock awards, including stock options at fair market value and restricted shares, to key employees of ADC. A maximum of 116,076,032 stock awards can be granted under this plan; 30,931,296 shares were available for stock awards as of October 31, 1999. ADC also maintains a Non-employee Director Stock Option Plan in order to enhance the ability to attract and retain the services of experienced and knowledgeable outside directors. This plan provides for granting of a maximum of 3,360,000 non-qualified stock options at fair market value. As of October 31, 1999, 962,000 shares were available for option grants under this plan. In addition, options to acquire a total of 11,694,816 shares have been granted under plans assumed in conjunction with certain acquisitions.

    The following schedule summarizes activity in all plans:

	Stock Options
	Shares	Weighted Average Exercise Price	Restricted Stock (Shares)
Outstanding at October 31, 1996	36,087,382	$2.91	434,344
Granted	32,565,936	$9.80	52,824
Exercised	(7,294,636)	$3.16	—
Restrictions Lapsed	—	—	(63,564)
Canceled	(2,808,055)	$8.69	(10,400)

Outstanding at October 31, 1997	58,550,627	$7.02	413,204
Granted	27,497,485	$11.52	240,000
Exercised	(7,373,986)	$3.18	—
Restrictions Lapsed	—	—	(262,172)
Canceled	(12,446,607)	$9.99	(17,532)

Outstanding at October 31, 1998	66,227,519	$8.56	373,500
Adjustment to conform year-ends	272,496	—	—
Granted	37,574,468	$11.32	88,944
Exercised	(10,650,452)	$4.52	—
Restrictions Lapsed	—	—	(80,992)
Canceled	(8,023,914)	$8.14	(20,000)

Outstanding at October 31, 1999	85,400,117	$9.48	361,452

Exercisable at October 31, 1999	35,914,239	$9.22	—

    SFAS No. 123 "Accounting for Stock-Based Compensation", encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. As permitted under the standard, ADC has continued to account for employee stock options using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, ADC has recognized no compensation expense for its Stock Incentive Plan or its Non-employee Director Stock Option Plan.

    If compensation expense for ADC's stock-based compensation plans had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, ADC's net income and earnings per share would have decreased to the pro forma amounts indicated below:

	1999	1998	1997
	(In Thousands, Except Per Share Amounts)
Net income
As reported	$90,058	$213,278	$180,411
Pro forma	$25,880	$163,538	$141,137
Earnings Per Share—Basic
As reported	$0.14	$0.33	$0.28
Pro forma	$0.04	$0.25	$0.22
Earnings Per Share—Diluted
As reported	$0.13	$0.32	$0.28
Pro forma	$0.04	$0.24	$0.22

    The weighted-average fair value per option at the date of grant for options granted in 1999, 1998 and 1997 was $9.12, $8.56 and $7.01, respectively. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	1999	1998	1997
Risk-free interest rate	5.27%	5.19%	6.41%
Expected dividend yield	—	—	—
Expected volatility factor	67.6%	68.6%	44.7%
Expected option term	3.2 years	4.6 years	7.0 years

(7) Capital Stock

    Authorized Stock:  ADC is authorized to issue 1,200,000,000 shares of $0.20 par value common stock and 10,000,000 shares of no par value preferred stock. There are no shares of preferred stock issued.

    Earnings Per Share:  Basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. The following table reconciles the number of shares utilized in the earnings per share calculations:

	1999	1998	1997
	(In Thousands, Except Earnings Per Share)
Net income	$90,058	$213,278	$180,411
Earnings per share—basic	$0.14	$0.33	$0.28
Earnings per share—diluted	$0.13	$0.32	$0.28
Weighted average common shares outstanding—basic	659,059	652,801	637,784
Effect of dilutive securities—stock options	18,291	14,817	16,954
Weighted average common shares outstanding—diluted	677,350	667,618	654,738

    Shareowner Rights Plan:  ADC has adopted a Shareowner Rights Plan which provides that if any person or group acquires 15% or more of ADC's common stock, each right (a "Right") not owned by such person or group will entitle its holder to purchase, at the Right's then current purchase price ($15.63 for each one-half share of ADC's common stock at October 31, 1999), common stock of ADC having a value of twice the Right's purchase price. The Rights would not be triggered, however, if the acquisition of 15% or more of ADC's common stock is pursuant to a tender offer or exchange for all outstanding shares of ADC's common stock which is determined by the board of directors to be fair and in the best interests of ADC and its shareowners. The Rights are redeemable at $0.01 per share any time prior to the time they become exercisable. The Rights will expire on November 28, 2005, if not previously redeemed or exercised.

    Stock Repurchase Program:  In April 1998, ADC announced a stock repurchase program under which ADC was permitted to purchase up to 26.8 million shares of common stock in open market transactions as market and business conditions warranted. As part of this program, ADC allowed for the use of forward repurchase agreements, "equity collar" arrangements using call and put options, or other arrangements to purchase ADC shares. The share repurchase program was terminated in 1999.

    During 1998, ADC sold put options to independent third parties that entitled holders of the options to sell shares of ADC common stock to ADC and purchased call options from the same parties that entitled ADC to buy shares of its common stock. In January and February 1999, ADC received 4,150,488 shares of its common stock in partial settlement of outstanding options. Shares received in settlement of this transaction have been re-issued through unrelated transactions.

(8) Income Taxes

    The components of the provision for income taxes are as follows:

	1999	1998	1997
	(In Thousands)
Current taxes payable:
Federal	$80,957	$87,935	$82,712
Foreign	7,660	16,090	16,800
State	8,123	9,224	12,455

	96,740	113,249	111,967
Deferred	(34,897)	(935)	(12,452)

Total provision	$61,843	$112,314	$99,515

    The effective income tax rate differs from the Federal statutory rate as follows:

	1999	1998	1997
Federal statutory rate	35%	35%	35%
Research and development tax credits	(4)	(2)	(2)
Goodwill amortization	3	1	1
State income taxes, net	1	2	3
FSC exempt income	(1)	(1)	(1)
Foreign income taxes	(2)	(2)	(1)
Acquired in-process research & development	7	1	—
Acquisition and integration fees	4	—	—
Other, net	(2)	—	1

Effective income tax rate	41%	34%	36%

    Deferred tax assets (liabilities) of ADC as of October 31, 1999 and 1998 are comprised of the following:

	1999	1998
	(In Thousands)
Current deferred tax assets (liabilities):
Asset valuation reserves	$15,453	$20,459
Accrued liabilities	(2,552)	13,000
Other	11,953	1,730

Total	$24,854	$35,189

Non-current deferred tax assets (liabilities):
Intangible assets	$39,272	$21,614
Depreciation	(8,763)	(3,987)
Other	4,765	465

Total	$35,274	$18,092

    In connection with its 1999 acquisitions, ADC recorded non-recurring, non-tax-deductible charges for acquisition fees and acquired in-process research and development expenses. The exclusion of these charges would result in an effective tax rate of 34% in 1999.

    The provision for foreign income taxes is based upon foreign pretax earnings of approximately $7.3 million, $19.5 million and $27.7 million during 1999, 1998 and 1997, respectively.

    In 1999, ADC recorded a $5.5 million tax benefit from the recognition of previously incurred capital loss carryforwards and the reversal of valuation allowances on certain deferred tax assets in connection with its PairGain business group. As a result of PairGain's divestiture of its microelectronics engineering group in the first quarter of 2000, the realization of these capital losses is now assured.

(9) Business Restructuring and Other Non-recurring Charges

    A summary of 1999 business restructuring and other non-recurring charges is as follows (in thousands):

Restructuring the former Wireless Systems Group	$29,977
Restructuring plan for Broadband Access & Transport Group	9,000
Purchased in-process research and development expenses	88,600
Saville acquisition and integration fees	21,400

$148,977

    Non-recurring charges in 1998 and 1997 represent purchased in-process research and development expenses from acquisitions. See Note 5.

    During the first quarter of 1999, ADC's management approved a restructuring plan, which included initiatives to integrate the software operations of the former Wireless Systems Group with the newly formed Integrated Solutions Group, consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit ADC's current focus and growth strategy. This business restructuring plan was completed during the fourth quarter of 1999. Actual costs incurred were $30 million, an amount equal to the initial estimate recorded during the first quarter of 1999. The charges included $4.4 million for employee termination costs, $8.8 million on the sale of a subsidiary, $11.1 million associated with the write-off of goodwill and discontinuance of the City RFX product line, as well as $5.7 million in facilities closing costs that were directly related to ADC's exit plan.

    During the fourth quarter of 1999, ADC's management approved a restructuring plan to consolidate the Portland, Oregon manufacturing operations of the Broadband Access and Transport Group into Minneapolis, Minnesota. The estimated restructuring charges were $9 million. The estimate was composed of $4.8 million for employee termination costs, $1.5 million for facilities closing costs, and $2.7 million for asset disposals and other directly associated costs. As of October 31, 1999, there have been no costs incurred as part of this restructuring because the plan was still in its initial stages. Completion of the consolidation is expected by end of the third quarter of 2000.

(10) Derivative Instruments and Hedging Activities

    Accounting for Derivatives and Hedging Activities:  ADC adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", on November 1, 1998. In doing so, ADC did not incur any transition adjustments to earnings.

    All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, ADC designates the derivative as (1) a fair value hedge, (2) cash flow hedge, (3) a foreign-currency hedge, (4) a net investment in a foreign operation or (5) a trading instrument. ADC engages primarily in derivatives classified as trading instruments, and changes in the fair value of the derivatives are reported in current-period earnings. ADC also hedges some selected foreign-currency denominated forecasted transactions (cash flow hedges), in which changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income (loss).

    ADC formally documents all relations between hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. ADC formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items.

    Cash Flow Hedges:  ADC uses foreign-currency forward-exchange contracts with durations of less than twelve months to hedge against the effect of exchange-rate fluctuations on forecasted intercompany transactions. Such contracts had a total notional amount of $8.5 million at October 31, 1999. For the year ended October 31, 1999, ADC recognized a gain of $352,415 reported in other income (expense) in the statements of income, for the hedges that have settled.

    As of October 31,1999, $580,997 of deferred net gains on derivative instruments included in accumulated other comprehensive income are expected to be reclassified to earnings during the next twelve months.

    Trading Derivatives:  ADC purchases foreign-currency forward exchange contracts with contract terms normally lasting less than six months to protect against the adverse effect that exchange-rate fluctuations may have on foreign-currency-denominated assets, principally Canadian Dollars, Mexican Pesos and the Euro. These derivatives do not qualify for hedge accounting, in accordance with SFAS No.133, because they relate to existing assets denominated in a foreign currency. The gains and losses on both the derivatives and the foreign-currency-denominated assets are recorded as transaction adjustments in current earnings. At October 31, 1999 there were no open trading derivatives.

(11) Commitments and Contingencies

    Operating Leases:  A portion of ADC's operations are conducted using leased equipment and facilities. These leases are non-cancelable and renewable, with expiration dates ranging through the year 2014. The rental expense included in the accompanying consolidated statements of income was $25.6 million, $26.3 million, and $19.0 million for 1999, 1998, and 1997, respectively.

    ADC has entered into a five-year operating lease agreement for new domestic administrative facilities. The total cost of the facilities covered by the agreement is expected to be approximately $100 million. Construction of the facilities began late in fiscal 1999 and is expected to be completed in

2001. The lease provides for a substantial residual value guarantee (less than 90% of the total cost), which is due upon termination of the lease and includes purchase and renewal options. ADC may exercise its purchase option or the facilities may be sold to a third party. Upon termination of the lease, ADC expects the fair market value of the leased facilities to substantially reduce or eliminate the payment under the residual value guarantees. The table of future minimum operating lease payments below excludes any payments related to these guarantees.

    The following is a schedule of future minimum rental payments required under non-cancelable operating leases as of October 31, 1999:

(In Thousands)
2000	$30,451
2001	26,827
2002	23,346
2003	18,759
2004 and thereafter	39,140

Total	$138,523

    Contingencies:  ADC has been named as a defendant in lawsuits in the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on ADC's financial position or results of operations.

    Change of Control:  The board of directors has approved the extension of certain employee benefits, including salary continuation to key employees, in the event of a change of control of ADC. The board has retained the flexibility to cancel such provisions under certain circumstances.

(12) Segment Information

    ADC has three reportable segments: Broadband Connectivity, Broadband Access and Transport, and Integrated Solutions. Broadband Connectivity products include broadband connection and access devices for copper, coaxial, fiber-optic, wireless and broadcast communications networks. The segment also includes fiber-optic and wireless components. Broadband Access and Transport products include access and transport systems that deliver broadband, multiservice communications to residences and businesses over copper, coaxial, fiber-optic and wireless networks. Integrated Solutions products and services consist of systems integration services, operations support systems (OSS) software and enhanced services/intelligent network software that positions service providers to deliver broadband, nultiservice communications over wireline and wireless networks.

    The "management approach" called for by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," has been used to present the segment information which follows. That approach is based upon the way management organizes segments within an enterprise for making operating decisions and assessing performance. Accounting policies used by the segments are the same as those described in Note 1.

    Intersegment sales were not significant. The following costs are not allocated to segment results:

  •
  Non-recurring charges;
  •
  Goodwill amortization resulting from acquisitions;
  •
  Interest income or expense; and
  •
  Other non-operating income and expense, resulting primarily from disposition of fixed assets and foreign exchange gains and losses.

    Corporate assets consist primarily of cash, which is managed centrally, and goodwill. Capital expenditures do not include amounts arising from the purchase of businesses.

    International sales to external customers are on a "shipped-to" basis. No single country has property and equipment which is material enough to warrant disclosure. No single customer accounts for more than ten percent of ADC's consolidated sales.

	Segment Information
	Broadband Connectivity	Broadband Access & Transport	Integrated Solutions	Unallocated Corporate Items	Consolidated
	(In Thousands)
1999
External sales	$912,445	$856,811	$382,566	$—	$2,151,822
Depreciation and Amortization	26,418	38,970	10,353	38,573	114,314
Non-recurring charges	—	—	—	148,977	148,977
Operating income (loss)	336,388	(31,354)	24,691	(177,519)	152,206
Capital expenditures	50,484	35,941	19,069	17,359	122,853
Assets	397,430	743,968	280,774	575,438	1,997,610
1998
External sales	$649,734	$827,744	$353,005	$—	$1,830,483
Depreciation and Amortization	24,797	30,377	4,668	20,436	80,278
Non-recurring charges	—	—	—	9,168	9,168
Operating income	192,585	68,611	51,381	1,954	314,531
Capital expenditures	44,906	41,105	9,992	15,733	111,736
Assets	303,489	627,269	194,828	665,166	1,790,752
1997
External sales	$542,346	$786,077	$225,397	$—	$1,553,820
Depreciation and Amortization	16,292	25,509	1,965	15,241	59,007
Non-recurring charges	—	—	—	25,342	25,342
Operating income (loss)	169,227	85,872	45,754	(33,443)	267,410
Capital expenditures	61,819	40,154	12,802	25,144	139,919
Assets	259,630	532,122	112,502	419,843	1,324,097
	Geographic Information
	1999	1998	1997
	(In Thousands)
Sales:
Outside the United States	$499,250	$392,063	$318,993
Inside the United States	1,652,572	1,438,420	1,234,827

Total	$2,151,822	$1,830,483	$1,553,820

Property and Equipment, Net:
Outside the United States	$60,745	$54,319	$41,116
Inside the United States	277,843	234,403	202,605

Total	$338,588	$288,722	$243,721

(13) Quarterly Financial Data (Unaudited) in Thousands, except Earnings Per Share

	1999
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter		Total
Net Sales	$456,190		$517,762	$534,791		$634,079		$2,151,822

Gross Profit	217,494		241,472	247,126		297,284		1,003,376

Income Before Income Taxes	2,094		70,897	12,310		66,600		151,901
Provision for Income Taxes	7,590		24,557	5,587		24,109		61,843

Net Income (Loss)	$(5,496	)(1)	$46,340	$6,723	(2)	$42,491	(3)	$90,058

Average Common Shares Outstanding—Basic	656,926		657,649	659,813		663,401		659,059

Earnings (Loss) Per Share—Basic	$(0.01)		$0.07	$0.01		$0.06		$0.14

Average Common Shares Outstanding—Diluted	656,926		678,368	676,357		680,599		677,350

Earnings (Loss) Per Share—Diluted	$(0.01)		$0.07	$0.01		$0.06		$0.13

	1998
	First Quarter	Second Quarter		Third Quarter	Fourth Quarter	Total
Net Sales	$397,037	$450,962		$481,460	$501,024	$1,830,483

Gross Profit	194,129	220,829		232,423	237,139	884,520

Income Before Income Taxes	70,265	73,113		91,957	90,257	325,592
Provision for Income Taxes	23,499	26,985		31,198	30,632	112,314

Net Income	$46,766	$46,128	(4)	$60,759	$59,625	$213,278

Average Common Shares Outstanding—Basic	648,843	652,611		654,195	655,523	652,801

Earnings Per Share—Basic	$0.07	$0.07		$0.09	$0.09	$0.33

Average Common Shares Outstanding—Diluted	670,823	668,823		669,156	667,441	667,618

Earnings Per Share—Diluted	$0.07	$0.07		$0.09	$0.09	$0.32

(1)
First quarter 1999 includes $47 million net of tax charges for non-recurring purchased in-process research and development expenses associated with acquisitions and the restructuring of the former wireless systems group.

(2)
Third quarter 1999 includes $41 million net of tax non-recurring charges for purchased in-process research and development expenses associated with acquisitions.

(3)
Fourth quarter 1999 includes $29 million net of tax non-recurring charges related to the acquisition of Saville and the restructuring plan to consolidate operations of Broadband Access and Transport operations.

(4)
Second quarter 1998 includes $8 million net of tax non-recurring charges related to purchased in-process research and development expenses associated with an acquisition.

(14) Subsequent Events

    On January 21, 2000, PairGain signed a definitive agreement with GlobeSpan, Inc. ("GlobeSpan") for GlobeSpan to purchase PairGain's microelectronics engineering group. The purchase price was a combination of 3,243,591 shares of GlobeSpan common stock and a $90 million subordinated convertible promissory note. The sale of the microelectronics engineering group to GlobeSpan closed on February 24, 2000. Based upon the closing sales price on February 24, 2000, the value of stock PairGain received was approximately $255.7 million.

    On May 16, 2000, ADC acquired all of the outstanding equity interests of IBSEN Micro Structures A/S, a Danish corporation based in Copenhagen, Denmark ("IBSEN"). IBSEN is a photonics company focused on development and production of high-performance optical components and tools. The acquisition, a cash transaction, is valued at approximately $78.5 million and was accounted for using the purchase method. The net assets of IBSEN had fair value of approximately $11.5 million and in-process research and development of approximately $7 million for projects that did not have future alternative uses. The excess of the cost over the fair market value of the net assets acquired, primarily goodwill, is approximately $60 million and is being amortized over 10 years using a straight-line method. The fair value of the net assets acquired was based on preliminary estimates and may be revised at a later date.

    On May 17, 2000, ADC acquired all of the outstanding equity interests in Altitun AB, a Swedish corporation based in Kista, Sweden ("Altitun"). Altitun is a leading developer and supplier of active optical components for next-generation optical networks. In the transaction, ADC issued approximately 27.6 million shares of its common stock to Altitun's shareholders. ADC also converted all outstanding Altitun stock options into options to acquire approximately 2.8 million shares of ADC common stock. The transaction was accounted for as a pooling of interests. Since the historical operations of Altitun were not material to ADC's consolidated operations or financial position, prior period financial statements have not been restated for this acquisition.

    On June 28, 2000, ADC completed a merger with PairGain by exchanging 63.8 million shares of its common stock for all of the common stock of PairGain. Each share of PairGain was exchanged for 0.86 of a share of ADC common stock. In addition, outstanding PairGain stock options were converted at the same exchange ratio into options to purchase approximately 8.4 million shares of ADC stock. The merger has been accounted for as a pooling of interests and accordingly all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of PairGain. There were no material transactions between ADC and PairGain prior to the merger, and the effects of conforming PairGain's accounting policies to those of ADC were not material.

    On July 26, 2000 ADC acquired all the outstanding equity interests of Centigram Communications Corporation, based in San Jose, California. Centigram is a leading provider of unified communications, Internet-enabled call management and wireless access protocol (WAP)-based messaging solutions for communications service providers. The acquisition was completed as a cash purchase for approximately $206 million and was accounted for using the purchase method. The net assets of Centigram had a fair value of approximately $43.5 million and in-process research and development of approximately $15.8 million for projects that did not have future alternative uses. The excess of the cost over the fair market value of the net assets acquired, primarily goodwill, is approximately $137 million and is being amortized over periods from 7 to 16 years using a straight-line method.

    On September 29, 2000, ADC acquired all of the outstanding equity interests in Broadband Access Systems, Inc., based in Westborough, Massachusetts ("Broadband"). Broadband is a leading supplier of next-generation Internet Protocol (IP) access platforms. In the transaction, ADC issued approximately 57.7 million shares of its common stock to Broadband's shareholders. ADC also converted all outstanding Broadband stock options into options to acquire approximately 8.3 million shares of ADC common stock. The transaction will be accounted for as a pooling of interests.

    Earnings per share amounts and shares outstanding have been restated to reflect ADC's 2-for-1 stock splits effected in the form of common stock dividends distributed on February 15, 2000 and July 17, 2000. All references to the aforementioned items in these Consolidated Financial Statements prior to the record dates of the stock splits have been restated to reflect the stock splits on a retroactive basis.

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